EXHIBIT 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the "Amendments, dated as of January 31, 2006, to Incentive Stock Option Award Agreements between National Imaging Associates, Inc. and, separately, John Donahue, Thomas Dehn and R. Robert LaGalia; Stock Option Agreements and Notices of Stock Option Grant, dated as of January 31, 2006, between Magellan Health Services, Inc. and, separately, John Donahue, Thomas Dehn and R. Robert LaGalia; Stock Option Agreements and Notices of Stock Option Grant, dated July 31, 2006, between Magellan Health Services, Inc. and, separately, George Petrovas, Andrew Gellman, Kerry Bradley and Kjel Johnson; Stock Option Agreement and Notice of Stock Option Grant, dated July 17, 2006, between Magellan Health Services, Inc. and Michael Majerik; Restricted Stock Unit Agreement and Notice of Restricted Stock Unit Grant, dated July 17, 2006, between Magellan Health Services, Inc. and Michael Majerik" of Magellan Health Services, Inc. and to the incorporation by reference therein of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedules of Magellan Health Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Magellan Health Services, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Magellan Health Services, Inc., filed with the Securities and Exchange Commission.






                                                     /s/Ernst & Young LLP


Baltimore, Maryland
February 28, 2007